EXHIBIT 5.1

July 2, 2004

Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, Arkansas 72919

Re:	Beverly Enterprises, Inc. Non-Employee Directors’ Stock Option Plan

Ladies and Gentlemen:

     I am the General Counsel — Corporate Law of Beverly Enterprises, Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about July 2, 2004 under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) for the purposes of registering 450,000 shares of Beverly Enterprises, Inc. common stock, par value $0.10 per shares (“Shares”), which may be issued pursuant to awards under the Beverly Enterprises, Inc. Non-Employee Directors’ Stock Option Plan (the “Plan”). In such capacity, I have examined the Certificate of Incorporation and By-Laws of the Company (as amended), the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinions expressed herein.

     Based upon my examination mentioned above, I am of the opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Plan, and, when (a) the Registration Statement has become effective under the Act and (b) in the case of options issued under the Plans, the Shares have been paid for, the Shares so issued will be legally issued and will be fully paid and nonassessable.

     I am licensed to practice law in the State of Texas. As I am generally familiar with the Delaware General Corporation Law, however, I did not consider obtaining special Delaware counsel to be necessary to render the opinions expressed herein. Accordingly, this opinion letter is based on my general knowledge and experience and not based on the advice or opinion of counsel licensed to practice law in the State of Delaware. This opinion letter is limited to the effect of the Delaware General Corporation Law and present federal laws of the United States.

     This opinion letter and the matters addressed in this letter are as of the date of this letter. I hereby disclaim any obligation to advise you of any change in any matter set forth in this letter occurring after such date. This opinion letter is limited to the matters stated in this letter and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

     This opinion letter is solely for your benefit and no other person may rely upon the opinions expressed herein. Without my prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any document and may not be furnished to any other person.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Act in such Registration Statement.

Very truly yours,

/s/ John G. Arena
General Counsel — Corporate Law